EXHIBIT 12.1

REGENCY CENTERS CORPORATION—CONSOLIDATED RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(amounts in thousands)	Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Fixed Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$9,036	16,920	(6,955)	118,295	165,945	159,125
Add: fixed charges	39,163	163,659	176,950	195,703	181,780	157,277
Add: amortization of capitalized interest	—	—	—	—	—	—
Add: distributed income of equity investees	22,723	131,146	54,800	59,653	71,919	42,240
Add: share pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—
Subtract: capitalized interest	(589)	(5,099)	(19,062)	(36,511)	(35,424)	(23,952)
Subtract: preferred stock dividends	(5,850)	(23,400)	(23,400)	(23,400)	(23,400)	(23,400)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(14)	(66)	(59)	(41)	(869)	(4,752)

Earnings	$64,469	283,160	182,274	313,699	359,951	306,538

Fixed Charge Data:
Interest expensed and capitalized	$31,953	134,936	147,613	167,520	154,411	130,009
Amortized premiums, discounts and capitalized expenses related to indebtedness	690	2,957	3,517	2,981	1,987	2,833
Estimate of the interest within rental expense	670	2,366	2,420	1,802	1,982	1,035
Preferred stock dividends	5,850	23,400	23,400	23,400	23,400	23,400

Total fixed charges	$39,163	163,659	176,950	195,703	181,780	157,277

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6	1.7	1.0	1.6	2.0	2.0

REGENCY CENTERS, L.P.- CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

(amounts in thousands)	Three Months Ended March 31,	Year Ended December 31,
	2011	2010	2009	2008	2007	2006
Fixed Coverage Ratio:
Add: pre-tax income from continuing operations before adjustment for income or loss from equity investees and noncontrolling interests in consolidated subsidiaries	$9,036	16,920	(6,955)	118,295	165,945	159,125
Add: fixed charges	33,313	140,259	153,550	172,303	158,380	133,877
Add: amortization of capitalized interest	—	—	—	—	—	—
Add: distributed income of equity investees	22,723	131,146	54,800	59,653	71,919	42,240
Add: share pre-tax losses of equity investees for which charges arising from guarantees are included in fixed charges	—	—	—	—	—	—
Subtract: capitalized interest	(589)	(5,099)	(19,062)	(36,511)	(35,424)	(23,952)
Subtract: noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges	(14)	(66)	(59)	(41)	(869)	(4,752)

Earnings	$64,469	283,160	182,274	313,699	359,951	306,538

Fixed Charge Data:
Interest expensed and capitalized	$31,953	134,936	147,613	167,520	154,411	130,009
Amortized premiums, discounts and capitalized expenses related to indebtedness	690	2,957	3,517	2,981	1,987	2,833
Estimate of the interest within rental expense	670	2,366	2,420	1,802	1,982	1,035

Total fixed charges	$33,313	140,259	153,550	172,303	158,380	133,877

Ratio of earnings to fixed charges	1.9	2.0	1.2	1.8	2.3	2.3